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                                                /        OMB APPROVAL          /
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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*

         Fontaine, Richard B.
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        (Last)                     (First)                        (Middle)

        21250 Hawthorne Blvd., Suite 800
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                                   (Street)

        Torrance, CA   90503
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol         DaVita Inc. (DVA)
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------
4.  Statement for Month/Year                     08/2002
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5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     X
    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)
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7.  Individual or Joint/Group Filing (Check Applicable Line)

     X
    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title           2. Trans-   3. Trans-       4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   of                 action      action          or Disposed of (D)           Securities          ship         of In-
   Security           Date        Code            (Instr. 3, 4 and 5)          Beneficially        Form:        direct
   (Instr. 3)         (Month/     (Instr. 8)                                   Owned at end        Direct       Bene-
                      Day/     ------------------------------------------      of month            (D) or       ficial
                      Year)                                                    (Instr. 3 and 4)    Indirect     Owner-
                               Code       V    Amount     (A) or    Price                          (I)          ship
                                                          (D)                                      (Instr. 4)   (Instr. 4)
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Common Stock       03/31/2002  A/(1)/     V    217           A       $0.00                         D
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Common Stock       06/30/2002  A/(2)/     V    337           A       $0.00     1,048               D
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POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-     3. Trans-     4. Transac-        5. Number of Deriv-
    Security (Instr. 3)               sion or        action        tion Code          ative Securities
                                      Exercise       Date          (Instr. 8)         Acquired (A) or
                                      Price of       (Month/                          Disposed of (D)
                                      Deriv-         Day/                             (Instr. 3, 4, and 5)
                                      ative          Year)
                                      Security
                                                               ---------------------------------------------
                                                                     Code      V         (A)        (D)
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Stock Options (Right to buy)         $25.22         04/11/2002         A/(3)/  V         18,000
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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at end           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of month         End of        4)
                               cisable  Date                 Shares                         (Instr. 4)       Month(1)
                                                                                                             (Instr. 4)
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                    04/11/2003/(4)/  04/11/2007     Common     18,000                       18,000            D
                                                     Stock
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Explanation of Responses:

See attached page(s)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

          /s/ Richard B. Fontaine               9/4/02
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

          Fontaine, Richard B.
          21250 Hawthorne Boulevard, Suite 800
          Torrance, CA 90503
          DaVita Inc. (DVA)
          08/2002


Name: Fontaine, Richard B.                     Statement for Month/Year: 08/2002
      21250 Hawthorne Blvd., Suite 800         Issuer Name: DaVita Inc. (DVA)
      Torrance, CA 90503
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Note: 1 Grant of Restricted Units which will vest on March 31, 2003.

Note: 2 Grant of Restricted Units which will vest on June 30, 2003.

Note: 3 Nonqualified stock options granted under the First Amended and Restated
        1997 Equity Compensation Plan.

Note: 4 The option vests according to the following schedule: 7,333 shares on April 11, 2003, 7,333 shares on April 11, 2004, and 3,334 shares on April 11, 2005.